Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Kisses From Italy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share issuable pursuant to the Standby Equity Commitment Agreement (1)(2)	457(o)	72,606,584	$0.0131(3)	$951,146.25	0.0001476	$$140.39

Equity	Common Stock, $0.001 par value per share issuable upon exercise of common stock purchase warrants (1)(2)	Other	9,551,922	$0.10(4)	$955,192.20	0.0001476	$140.99

Carry Forward Securities X
	Total Offering Amounts				$1,906,338.45	0.0001476	$281.38
	Total Fees Previously Paid						$0
	Total Fee Offsets
	Net Fee Due						$281.38

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2) Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s Common Stock on the OTCQB of $0.0131 per share on December 15, 2023.

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act, based upon the price at which the warrants may be exercised.